As filed with the Securities and Exchange Commission on August 11, 2023

Registration No. 333-251336

Registration No. 333-254453

Registration No. 333-263536

Registration No. 333-270528

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-251336

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254453

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263536

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270528

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIGILON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4005543
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

100 Binney Street, Suite 600

Cambridge, MA 02142

(Address of principal executive offices)

Sigilon Therapeutics, Inc. 2016 Equity Incentive Plan

Sigilon Therapeutics, Inc. 2020 Equity Incentive Plan

Sigilon Therapeutics, Inc. 2020 Employee Stock Purchase Plan

(Full title of the Plans)

Philip L. Johnson

President

Sigilon Therapeutics, Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

(Name and address of Agent for Service)

(317) 276-2000

(Telephone number, including area code, of agent for service)

Copies to:

Howard Kenny

Russell M. Franklin

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Telephone: (212) 309-6210

Benjamin H. Pensak

Morgan, Lewis & Bockius LLP

101 North Wacker Drive

Chicago, IL 60606

Telephone: (312) 324-1719

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Sigilon Therapeutics, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), that remain unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-251336) pertaining to the registration of an aggregate of 5,586,413 Shares, issuable under the Registrant’s 2016 Equity Incentive Plan, 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan, which was filed with the SEC on December 14, 2020.

•

Registration Statement on Form S-8 (No. 333-254453) pertaining to the registration of an aggregate of 1,573,248 Shares, issuable under the Registrant’s 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan, which was filed with the SEC on March 18, 2021.

•

Registration Statement on Form S-8 (No. 333-263536) pertaining to the registration of an aggregate of 1,617,993 Shares, issuable under the Registrant’s 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan, which was filed with the SEC on March 14, 2022.

•

Registration Statement on Form S-8 (No. 333-270528) pertaining to the registration of an aggregate of 1,623,336 Shares, issuable under the Registrant’s 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan, which was filed with the SEC on March 14, 2023.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 28, 2023, among the Registrant, Eli Lilly and Company, a Delaware corporation (“Parent”), and Shenandoah Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on August 11, 2023.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana on August 11, 2023.

Sigilon Therapeutics, Inc.

By:	/s/ Philip L. Johnson
Name: Philip L. Johnson
Title: President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.